Exhibit 3.1

EIGHTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

DERMTECH INTERNATIONAL

The Undersigned John Dobak and Gary Jacobs hereby certify that:

FIRST: They are the duly elected and acting President and Chief Executive Officer and Secretary of DermTech International, a California corporation (the “Corporation”).

SECOND: The Seventh Amended and Restated Articles of Incorporation of this Corporation (the “Seventh Restated Articles”) are hereby amended and restated in full to read in their entirety as set forth in EXHIBIT A attached hereto, and EXHIBIT A attached hereto is hereby incorporated into this certificate by this reference as if fully set forth herein.

THIRD: The amendment to the Seventh Restated Articles has been duly approved by the Board of Directors.

FOURTH: The amendment to the Seventh Restated Articles was approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 902 and 903 of the CGCL. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 5,170,085 shares of Common Stock, 4,306,989 shares of Series A-1 Preferred Stock, 4,386,479 shares of Series A-2 Preferred Stock and 4,427,218 shares of Series A-3 Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required for approval. The percentage vote required for the approval of the amendment was (i) at least a majority of the outstanding shares of Common Stock, voting as a separate class, (ii) at least a majority of the outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, voting together as a single class, (iii) at least a majority of the outstanding shares of Series A-1 Preferred Stock voting as a separate class, (iv) at least a majority of the outstanding shares of Series A-2 Preferred Stock voting as a separate class (v) at least a majority of the outstanding shares of Series A-3 Preferred Stock voting as a separate class, and (vi) at least a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class.

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Each of the undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of the undersigned’s own knowledge.

Dated: August 7, 2013	/s/ John Dobak
John Dobak
President and Chief Executive Officer

Dated: August 7, 2013	/s/ Gary Jacobs
Gary Jacobs
Secretary

EXHIBIT A

EIGHTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

DERMTECH INTERNATIONAL

I.

The name of this Corporation is DermTech International.

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 380,761,468 shares, each with a par value of $0.0001 per share. 210,346,407 shares shall be Common Stock and 170,415,061 shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Eighth Amended and Restated Articles of Incorporation (these “Articles”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of 5,731,989 shares. The second series of Preferred Stock shall be designated “Series A-2 Preferred Stock” and shall consist of 4,386,479 shares. The third series of Preferred Stock shall be designated “Series A-3 Preferred Stock” and shall consist of 4,427,218 shares. The fourth series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 154,000,000 shares. The Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock are collectively referred to as the “Series A Preferred Stock.” The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below.

1. Dividend Provisions.

(a) The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the

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respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Series A Preferred Stock and Common Stock of the Corporation, at the rate of six percent (6%) of the Initial Purchase Price (as defined below) per share of Series B Preferred Stock, as applicable, per annum, payable annually when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative.

(b) After the payment of any and all preferential dividends to the holders of Series B Preferred Stock pursuant to Section 1(a) above, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of six percent (6%) of the Initial Purchase Price (as defined below) per share of Series A Preferred Stock, as applicable, per annum, payable annually when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(c) After payment of the preferential dividends set forth in Section 1(a) and Section 1(b) above , any additional dividends shall be distributed to the holders of Common Stock pro rata based on the number of shares of Common Stock then held by each holder.

(d) The Initial Purchase Price (the “Initial Purchase Price”) shall be $0.75 per share of Series A-1 Preferred Stock, $0.41 per share of Series A-2 Preferred Stock, $0.80 per share of Series A-3 Preferred Stock, and $0.08 per share of Series B Preferred Stock in each case as adjusted for stock splits, stock dividends, reclassification and the like.

2. Liquidation.

(a) Series B Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Initial Purchase Price as set forth in Section 1(d) hereof for each share of Series B Preferred Stock, as applicable, then held by them, plus declared but unpaid dividends (the “Series B Preferential Amount”). If, upon the liquidation, dissolution or winding up of the Corporation, the assets and funds distributed among the holders of the Series B Preferred Stock is insufficient to permit the payment to such holders of the full Series B Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Series A Preference. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership

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thereof, an amount per share equal to the Initial Purchase Price as set forth in Section 1(b) hereof for each share of Series A Preferred Stock, as applicable, then held by them, plus declared but unpaid dividends (the “Series A Preferential Amount”). If, upon the liquidation, dissolution or winding up of the Corporation, the assets and funds distributed among the holders of the Series A Preferred Stock is insufficient to permit the payment to such holders of the full Series A Preferential Amount, then the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) Remaining Assets. Upon the completion of the distribution required by Section 2(a) and Section 2(b) above the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series B Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock (assuming conversion of all such Preferred Stock into Common Stock) held by each such holder.

(d) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), or if any other transaction occurs which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the stockholders of the Corporation immediately prior to the transaction owning less than 50% of the voting stock of the Corporation immediately following the transaction, unless the holders of at least 50% of the Preferred Stock elect not to treat the transaction as a Liquidation Transaction (any such transaction, unless elected otherwise, a “Liquidation Transaction”), provided, however, that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (ii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction).

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

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(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of these Articles, all notice periods or requirements in these Articles may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the outstanding shares of Preferred Stock that are entitled to such notice rights.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(d)(iii).

3. Redemption. The Preferred Stock shall not be redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully-paid and non-assessable shares of Common

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Stock as is determined by dividing (x) the Initial Purchase Price (as defined in Section 1(b) hereof) applicable to such share by (y) the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) The initial Conversion Price per share shall be $0.75 per share of Series A-1 Preferred Stock, $0.41 per share of Series A-2 Preferred Stock, $0.80 per share of Series A-3 Preferred Stock, and $0.08 per share of Series B Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $0.24 per share (as adjusted for stock splits, stock dividends, reclassification and the like) and which results in aggregate cash proceeds to the Corporation of at least $50,000,000 (prior to underwriting discounts, commissions and other expenses) or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

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(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price . If the Corporation should issue, at any time after the date upon which any shares of Series B Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such affected series Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:

(1) Shares of Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Shares of Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation, or other persons performing services for the Corporation, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, if any;

(3) Common Stock or Preferred Stock issued or issuable upon exercise of warrants, notes, or other convertible securities outstanding as of the date of these Articles or issued pursuant to the Series B Preferred Securities Purchase Agreement by and among the Corporation and the purchasers party thereto, dated on or about the date of the filing of these Articles with the State of California (the “Series B Purchase Agreement”);

(4) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

(5) Shares of Common Stock or Preferred Stock issued pursuant to the Corporation’s (i) acquisition of intellectual property, (ii) entering into a

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strategic partnership transaction primarily for a purpose other than raising capital, (iii) acquisition of real property or personal property leases, (iv) acquisition of marketing rights, or (v) equipment financing or other debt financings;

(6) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; and

(7) Shares of Common Stock issued or issuable with the affirmative vote of at least a majority of the then outstanding shares of Preferred Stock, voting together a single class.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

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(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of the each series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of a Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series

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A-3 Preferred Stock and Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article III(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article III(B)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of the Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of

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Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(k) Special Mandatory Conversion.

(i) Trigger Event. In the event that any holder of shares of Series A Preferred Stock does not participate in a Qualified Financing (as defined below) by purchasing in such Qualified Financing prior to the Trigger Date (as defined below) such holder’s Pro Rata Amount (as defined below), then on the Trigger Date each share of Series A Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into fully-paid and non-assessable shares of Common Stock at the then applicable Conversion Rate for such share. For purposes of determining the number of shares of Series A Preferred Stock owned by a holder, and for determining the number of Offered Securities (as defined below) a holder of Series A Preferred Stock has purchased in a Qualified Financing, all shares of Series A Preferred Stock held by current or prior Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion described in this Section 4(k)(i) is referred to as a “Special Mandatory Conversion.”

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(ii) Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series A Preferred Stock converted pursuant to Section 4(k)(i) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 4(k). Upon receipt of such notice, each holder of such shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 4(k)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 4(k)(ii). As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4(g) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(iii) Definitions. For purposes of this Section 4(k), the following definitions shall apply:

(A) “Affiliate” shall mean, with respect to any holder of shares of Series A Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

(B) “Offered Securities” shall mean 12,500,000 shares of Series B Preferred Stock.

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(C) “Pro Rata Amount” shall mean, with respect to any holder of Series A Preferred Stock, the greater of (x) 312,499 shares of Series B Preferred Stock or (y) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Series A Preferred Stock owned by such holder as of immediately prior to the Initial Closing (as defined in the Series B Purchase Agreement), and the denominator of which is equal to the aggregate number of outstanding shares of Series A Preferred Stock as of immediately prior to the Initial Closing.

(D) “Qualified Financing” shall mean the issuance of Series B Preferred Stock pursuant to the Series B Purchase Agreement.

(E) “Trigger Date” shall mean the date that is 60 days after the date of the Initial Closing (as defined in the Series B Purchase Agreement).

5. Voting Rights.

(a) General. Except as expressly provided by these Articles or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Board of Directors. For so long as any shares of Preferred Stock remain outstanding, (i) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) the holders of Preferred Stock, voting together as a single class on as as-converted basis, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iii) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Preferred Stock or Common Stock pursuant to Article III, Section 3(b) hereof, the remaining director or directors so elected by the holders of the Preferred Stock or Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a

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successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Preferred Stock or Common Stock, as the case may be.

6. Protective Provisions. So long as any shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class (except as required by law) and on as-converted basis:

(a) amend or change the rights, preferences or privileges of the shares of Series A Preferred Stock or Series B Preferred Stock so as to affect adversely and materially the shares of such series;

(b) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock;

(c) amend these Articles or the Bylaws of the Corporation in a manner which materially and adversely affects the holders of the Series A Preferred Stock or Series B Preferred Stock;

(d) effect a effect a liquidation, dissolution or winding up, or a Liquidation Transaction; or

(e) authorize the issuance of securities having a preference over, or on parity with, the Series A Preferred Stock or Series B Preferred Stock with respect to voting, dividends, conversion or upon liquidation.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. These Articles shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. Repurchase of Shares. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right.

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(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article III(B).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

IV.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and shareholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

C. The directors of the Corporation need not be elected by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the bylaws of the Corporation so provide.

V.

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law, as such law exists from time to time.

B. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law.

C. Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.

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